UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2009

MINDSPEED TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-31650	01-0616769
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 MacArthur Boulevard, East Tower Newport Beach, California	92660-3095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 579-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 16, 2009, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Mindspeed Technologies, Inc. (the “Company”) approved a cash bonus plan for the Company’s 2010 fiscal year (the “FY 2010 Cash Bonus Plan”). The following is a summary of the terms of the FY 2010 Cash Bonus Plan.

The Company’s Chief Executive Officer, its other executive officers (excluding its Senior Vice President, Worldwide Sales) and certain of its non-executive officers will be eligible to receive a cash bonus under the FY 2010 Cash Bonus Plan. The amount of cash that may be allocated, if any, to the FY 2010 Cash Bonus Plan to be available for awards will be calculated as follows:

•	a dollar amount equal to one hundred percent (100%) of any favorable individual quarterly variance to the Company’s planned fiscal year 2010 quarterly operating expense levels; plus

•	a dollar amount equal to twenty percent (20%) of the Company’s income from any fiscal year 2010 intellectual property sales.

CEO Awards. Under the FY 2010 Cash Bonus Plan, the Compensation Committee will determine the Chief Executive Officer’s cash bonus, if any, based upon the recommendations of the Company’s Governance and Board Composition Committee (the “Governance Committee”). The Governance Committee’s recommendation will be based on its assessment of the Chief Executive Officer’s achievement of his fiscal year 2010 goals previously established by the Governance Committee.

Executive Officer Awards. Pursuant to the terms of the FY 2010 Cash Bonus Plan, the Chief Executive Officer will make recommendations to the Compensation Committee for its approval of cash bonuses, if any, to be awarded to the other executive officers.

Non-Executive Officer Awards. The FY 2010 Cash Bonus Plan provides for a cash pool that the Chief Executive Officer is authorized to allocate in the form of cash bonuses, if any, among non-executive officers in amounts that the Chief Executive Officer determines are appropriate based, in part, on executive officer recommendations.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDSPEED TECHNOLOGIES, INC.

Date: December 16, 2009

By: /s/ Bret W. Johnsen

Bret W. Johnsen
Senior Vice President,
Chief Financial Officer and Treasurer